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                                                                    Exhibit 99.1

[Logo of Vencor, Inc. appears here]


CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief Financial Officer
          (502) 596-7379

          Richard A. Lechleiter
          Vice President, Finance,
          Corporate Controller and Treasurer
          (502) 596-7734



          VENCOR AND VENTAS EXTEND STANDSTILL AND TOLLING AGREEMENTS



LOUISVILLE, Ky. (May 10, 1999) Vencor, Inc. (NYSE: VC) today announced that it did not pay the approximately $19 million in rent to Ventas, Inc. (NYSE: VTR) that was due Friday, May 7, 1999. Although Ventas served Vencor with notices of non-payment under the Master Leases, the parties have since entered into further amendments of their prior Standstill and Tolling Agreements extending the time during which no remedies may be pursued by either party until June 6, 1999 and extending until June 11, 1999 the date by which Vencor may cure its failure to pay May's rents.

    Edward L. Kuntz, Chairman and Chief Executive Officer of Vencor, said, "I am pleased with this interim arrangement and remain optimistic that continuing discussions with Ventas and the senior bank lenders, and anticipated discussions with holders of the Company's 9 7/8% Guaranteed Senior Subordinated Notes, can lead to a sustainable capital structure for the Company. A key element in the Company's future is the continued dedication of our approximately 60,000 employees to providing quality care and services to the Company's patients and nursing center residents."

    Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 46 states.

    Certain statements made in this press release, including, but not limited to, statements containing the words "anticipates," "believes," "expects," "intends," "will," "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual
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results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include, without limitation, the Company's ability to amend or refinance its existing debt and lease obligations or otherwise adjust its current financial structure, the increase in the Company's cost of borrowing, its ability to attract patients and the effects of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.